                        THE VALUE LINE INCOME FUND, INC.

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                  EXHIBIT 16

Year(s) Ended 12/31/97:          1 year       5 years      10 years
                                --------     ---------    ----------
Initial Investment:               1,000         1,000         1,000
Balance at End of Period:         1,185         1,819         3,334
Change:                             185           819         2,334

Percentage Change:                18.55%        81.88%       233.44%

Average Annual Total Return:      18.55%        12.71%        12.80%
